LightPath Technologies Announces Financial Results for the Quarter and Year Ended June 30, 2008

ORLANDO, FL -- 09/25/2008 -- LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, today announced financial results for the fourth quarter and fiscal year ended June 30, 2008.

2008 Fourth Quarter Financial Results

Total revenues for the fourth quarter ended June 30, 2008 totaled $2.38 million, an increase of 5% compared to $2.28 million for the same period ended June 30, 2007. Gross margin for the fourth quarter of 2008 totaled $567,000 or 24% compared to a gross margin of $51,000 or 2% for the fourth quarter of 2007. The increase year over year in gross margin was mainly attributable to higher expenses in the fourth quarter of 2007 as compared to 2008 relating to glass yield issues, increased direct labor costs, inventory adjustment associated with the China operation startup and travel to train operators and upgrade molding equipment to accept the new RoHS compliant glass system.

Net loss for the fourth quarter of fiscal 2008 totaled $1.1 million, or $0.21 per share, compared to $1.3 million, or $0.29 per share, for the fourth quarter of fiscal 2007. The decrease in net loss for the fourth quarter of fiscal 2008 as compared to the same period in 2007 was mainly attributable to higher gross margin as discussed above which was partially offset by other business expenses which included higher legal fees and stock compensation expense incurred in the fourth quarter of fiscal 2008.

Jim Gaynor, Chief Executive Officer of LightPath, commented, "On a comparable basis we are pleased with our fourth quarter of fiscal 2008. Our sales were up marginally, but more importantly we are starting to realize the margin benefits of shifting our manufacturing processes to China. In the fourth quarter of fiscal 2007 we experienced higher expenses mainly attributed to the ramping up of our manufacturing facility in Shanghai. Our gross margin increased to 24% for this fourth quarter of fiscal 2008 as compared to 2% in the fourth quarter of fiscal 2007. We are pleased with this increase which we believe illustrates the opportunity we have if our sales increase in fiscal 2009, as we anticipate. We opened the facility in China to implement our business strategy of gaining exposure to the high growth Asian markets and to position the Company to be able to participate in lower cost, higher volume opportunities. Today our facility in China is producing 90% of our aspheric production volume and 85% of our total manufactured production. We have the capacity in our China facility to dramatically ramp production with minimal to no additional capital expenditure costs."

Fiscal 2008 Audited Financial Results

Revenue for fiscal 2008 totaled $8.8 million, a decrease of 34% compared to $13.4 million for fiscal 2007. This decrease was primarily attributable to the decreases in sales of aspheric lenses, collimator and isolator product sales. Sales from telecommunication customers also decreased $4.9 million in fiscal 2008 compared to fiscal 2007. During fiscal year 2009, revenue from aspheric lenses is expected to increase while collimator and isolator sales are expected to remain the same.

Cost of sales for fiscal year 2008 totaled $7.6 million or 86% of revenues compared to $10.3 million or 77% of revenues for fiscal 2007. The sales backlog, defined as sales which are requested by customers for delivery within one year, as of June 30, 2008 totaled approximately $3 million.

Selling, general, and administrative expenses increased by approximately $925,000 to $5.4 million in fiscal 2008 compared to $4.5 million in fiscal 2007. SG&A increased due to several factors including increased stock compensation and severance. For fiscal 2009, the Company's budget projects a decrease in SG&A resulting from the actions implemented in fiscal 2008 for the leased space in Orlando and headcount reductions.

Net loss for fiscal 2008 was approximately $5.5 million compared to a net loss of $2.6 million for fiscal 2007. The increase in net loss was attributable to several factors including a reduction in gross margin of $1.8 million, an increase in stock compensation expense of $153,000, severance and search fees related to the replacement of the former CEO of $446,000, and increased legal fees of $283,000.

On the balance sheet, total current assets and total assets at June 30, 2008 were $3.3 million and $5.5 million, respectively. Total current liabilities and total liabilities at June 30, 2008 were $2.9 million and $3.3 million, respectively. Total stockholders' equity as of June 30, 2008 was $2.2 million.

Mr. Gaynor stated, "During fiscal 2008 we implemented a new business strategy which will allow us to increase sales, maintain a strong gross margin, and earn a profit in the future. As a result of this strategy, we have seen positive results in yield improvement, production rates and cost reductions. During the year we were successful in shifting a higher percentage of production of molded optics to China, reducing materials cost by incorporating lower cost glass into our products and manufacturing lens holders in-house at a reduced cost, all of which we anticipate will result in continued improvements to our margins. Additionally, we have just completed upgrading all of the existing press stations in China to new computerized atmospheric controlled presses. This change will allow us to fully implement the 'RoHS' (RoHS is a European Union Standard that restricts the use of certain hazardous materials such as lead and mercury) compliant glass systems and also allow us the flexibility to take advantage of other lower cost glass materials to support our new strategy. These factors have helped us gain steady traction in the market as shown in our backlog as of June 30, 2008, of approximately $3 million."

Mr. Gaynor continued, "During fiscal 2008 we incurred more than $1.3M of expenses related to severance and CEO search fees, legal fees, stock compensation expenses and inventory charges for standard reevaluations which affected our bottom line. We do not anticipate this level or type of expenses to continue in fiscal 2009. We are now focused on growing our revenues in new markets and with new products while continuing to streamline our business and maintaining high quality products and excellent service to our customers."

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on September 29, 2008 at 4:15 pm EDT to discuss the company's financial and operational performance for the fourth quarter and full year of fiscal 2008. Dial-in information for the session is 877-407-9210 or 201-689-8049 if dialing internationally. It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:15 p.m. call. The call is also being webcast and may be accessed at LightPath's website at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                       LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                                  June 30,      June 30,
Assets                                              2008          2007
                                                ------------  ------------
Current assets:
  Cash and cash equivalents                     $    358,457  $  1,291,364
  Trade accounts receivable, net of allowance
   of $44,862 and $28,968                          1,334,856     1,408,815
  Inventories, net                                 1,323,555     1,853,324
  Prepaid expenses and other assets                  277,359       220,860
                                                ------------  ------------
         Total current assets                      3,294,227     4,774,363
  Property and equipment - net                     1,937,741     1,563,250
  Intangible assets - net                            199,737       232,605
  Other assets                                        57,306        57,306
                                                ------------  ------------
             Total assets                       $  5,489,011  $  6,627,524
                                                ============  ============
     Liabilities and Stockholders’ Equity
Current liabilities:
  Accounts payable                              $  1,827,461  $  1,278,328
  Accrued liabilities                                196,125       326,525
  Accrued severance                                   97,401             -
  Accrued payroll and benefits                       423,222       413,576
  Secured note payable                               260,828             -
  Note payable, current portion                      166,645       166,645
  Capital lease obligation, current portion           18,603        16,285
                                                ------------  ------------
         Total current liabilities                 2,990,285     2,201,359
                                                ------------  ------------

Deferred rent                                        222,818             -
Capital lease obligation, excluding current
 portion                                               5,050        23,653
Note payable, excluding current portion              111,097       277,741
                                                ------------  ------------
         Total liabilities                         3,329,250     2,502,753
Stockholders’ equity:
  Preferred stock: Series D, $.01 par value,
   voting; 5,000,000 shares authorized; none
   issued and outstanding                                 --            --
  Common stock: Class A, $.01 par value,
   voting; 34,500,000 shares authorized;
   5,331,664 and 4,512,543 shares issued and
   outstanding                                        53,317        45,125
    Additional paid-in capital                   199,847,356   196,417,217
    Foreign currency translation adjustment           21,369       (43,059)
    Accumulated deficit                         (197,762,281) (192,294,512)
                                                ------------  ------------
         Total stockholders’ equity                2,159,761     4,124,771
                                                ------------  ------------
         Total liabilities and stockholders’
          equity                                $  5,489,011  $  6,627,524
                                                ============  ============

                       LIGHTPATH TECHNOLOGIES, INC.
                  Consolidated Statements of Operations

                            Unaudited
                        Three months ended          Twelve months ended
                             June 30,                    June 30,
                        2008          2007          2008          2007
                    ------------  ------------  ------------  ------------
Product sales, net  $  2,381,956  $  2,276,811  $  8,826,471  $ 13,352,048
Cost of sales          1,814,420     2,226,089     7,595,398    10,306,046
                    ------------  ------------  ------------  ------------
    Gross margin         567,536        50,722     1,231,073     3,046,002
Operating expenses:
  Selling, general
   and
   administrative      1,377,286     1,011,383     5,440,366     4,515,579
  New product
   development           290,220       343,399     1,214,269     1,174,132
  Amortization of
   intangibles             8,217         8,217        32,868        32,868
  (Gain) Loss on
   disposal of
   assets                (10,640)            -         3,067             -
                    ------------  ------------  ------------  ------------
    Total costs and
     expenses          1,665,083     1,362,999     6,690,570     5,722,579
                    ------------  ------------  ------------  ------------
    Operating loss    (1,097,547)   (1,312,277)   (5,459,497)   (2,676,577)
Other income
 (expense)
  Interest expense       (38,516)      (24,485)      (86,801)      (58,442)
  Investment and
   other income            4,762        40,933        78,529       120,390
                    ------------  ------------  ------------  ------------
   Net loss         $ (1,131,301) $ (1,295,829) $ (5,467,769) $ (2,614,629)
                    ============  ============  ============  ============
Loss per share
 (basic and
 diluted)           $      (0.21) $      (0.29) $      (1.03) $      (0.58)
                    ============  ============  ============  ============
Number of shares
 used in per share
 calculation           5,331,664     4,506,230     5,327,419     4,500,853
                    ============  ============  ============  ============

                       LIGHTPATH TECHNOLOGIES, INC.
                  Consolidated Statements of Cash Flows

                                                        Year Ended
                                                         June 30,
                                                --------------------------
                                                    2008          2007
                                                ------------  ------------
Cash flows from operating activities
Net loss                                        $ (5,467,769) $ (2,614,629)
Adjustments to reconcile net loss to net cash
 used in operating activities:
     Depreciation and amortization                   459,351       472,222
     Foreign exchange translation adjustment          64,428       (43,059)
     Gain on sale of fixed assets                      3,067             -
     Stock based compensation                        415,238       296,749
     Provision for doubtful accounts receivable       15,894       (56,832)
Changes in operating assets and liabilities:
  Trade receivables                                   58,065       539,041
  Inventories                                        529,769        23,469
  Prepaid expenses and other assets                  (56,499)      (73,086)
  Accounts payable and accrued expenses              586,920      (401,179)
                                                ------------  ------------
        Net cash used in operating activities     (3,391,536)   (1,857,304)
                                                ------------  ------------
Cash flows from investing activities
  Purchase of property and equipment                (660,003)     (829,953)
  Proceeds from sale of equipment                     17,640             -
                                                ------------  ------------
        Net cash used in investing activities       (642,363)     (829,953)
Cash flows from financing activities
  Proceeds from exercise of stock options                  -        12,809
  Proceeds from sale of common stock, net of
   costs                                           2,978,545        43,377
  Proceeds from sale of common stock from
   employee stock purchase                            44,548             -
  Borrowings on line of credit                             -       229,224
  Borrowings on secured note payable                 260,828             -
  Payments on capital lease obligation               (16,285)      (14,254)
  Payments on note payable                          (166,644)      (55,548)
                                                ------------  ------------
Net cash provided by financing activities          3,100,992       215,608
                                                ------------  ------------

Decrease in cash and cash equivalents               (932,907)   (2,471,649)

Cash and cash equivalents, beginning of period     1,291,364     3,763,013
                                                ------------  ------------

Cash and cash equivalents, end of period        $    358,457  $  1,291,364
                                                ============  ============
Supplemental disclosure of cash flow
 information:
  Interest paid                                 $     86,801  $     21,157
Supplemental disclosure of non-cash investing
 activity:
  Landlord payments for leasehold improvements  $    161,678  $          -

Contacts:
LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
+1 (407) 382-4003
dcipolla@lightpath.com

Alliance Advisors, LLC
Alan Sheinwald
President
+1 (914) 669-0222
asheinwald@allianceadvisors.net